Exhibit 99.4


                                SUPPORT AGREEMENT

THIS AGREEMENT is entered into this 30th day of June, 1998 by and between Applied Cellular Technology, Inc. ("ACT"), a Missouri corporation and ACT-GFX Canada, Inc., ("ACTsub") an Ontario Corporation.

                                    RECITALS

     WHEREAS pursuant to a reorganization agreement entered into the 30th day of June, 1998 (the "Reorganization Agreement") by and between ACT, ACTsub, Drummer Enterprises Ltd., Morstar Holdings Ltd., Scozul Enterprises Ltd., James D. Scott and Ground Effects Ltd. (the "Acquiree"), the parties agreed that on the Closing Date (as defined in the Reorganization Agreement), ACT and ACTsub would execute and deliver a Support Agreement in substantially the form set forth in Exhibit
1.3 to the Reorganization Agreement together with such other terms and conditions as may be agreed to by the parties to the Reorganization Agreement acting reasonably;

     AND WHEREAS pursuant to the Reorganization Agreement certain of the issued and outstanding shares in the capital of the Acquiree and certain debt owed by the Acquiree were acquired by ACTsub for a purchase price which was satisfied by the issuance of Class A and Class B exchangeable shares in the capital of ACTsub (collectively, the "Exchangeable Shares");

     AND WHEREAS the articles of incorporation of ACTsub set forth the rights, privileges, restrictions and conditions (collectively the "Exchangeable Share Provisions") attaching to the Exchangeable Shares;

     AND WHEREAS the parties hereto desire to make appropriate provisions and to establish a procedure whereby ACT will take certain actions and make certain payments and deliveries necessary to ensure that the ACTsub will be able to deliver or cause to be delivered shares of ACT Common Stock in satisfaction of the obligations of ACTsub under the Exchangeable Share Provisions and with respect to the payment and satisfaction of Liquidation Amounts, Retraction Prices and Redemption Prices all in accordance with the Exchangeable Share Provisions;

     NOW THEREFORE in consideration of the respective covenants in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

                                    ARTICLE 1

                         DEFINITIONS AND INTERPRETATION

1.1 Defined Terms.  Each term denoted herein by initial  capital letters and not



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otherwise  defined  herein  shall  have  the  meaning  ascribed  thereto  in the
Exchangeable Share Provisions, unless the context requires otherwise.

1.2 Interpretation not Affected by Headings, etc. The division of this Agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this agreement.

1.3 Number, Gender, etc. Words importing the singular number only shall include the plural and vice versa. Words importing the use of any gender shall include all genders.

1.4 Date for any Action. If any date on which any action is required to be taken under this Agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

                                    ARTICLE 2

                           COVENANTS OF ACT AND ACTSUB

2.1 Covenants of ACT Regarding Exchangeable Shares. So long as any Exchangeable Shares are outstanding, ACT shall:

     (a) not declare or pay any dividend on ACT Common Stock unless (i) ACTsub shall have sufficient assets, funds and other property (including, where applicable, shares of ACT Common Stock or other securities of ACT) available to enable the due declaration and the due and punctual payment in accordance with applicable law, of a dividend on the Exchangeable Shares in accordance with the Exchangeable Share Provisions and (ii) ACTsub shall simultaneously declare or pay, as the case may be, a dividend on the Exchangeable Shares in accordance with the Exchangeable Share Provisions;

     (b) cause ACTsub to declare simultaneously with the declaration of any dividend on shares of ACT Common Stock a dividend on the Exchangeable Shares and, when such dividend is paid on ACT Common Stock, cause ACTsub to pay simultaneously therewith such dividend on the Exchangeable Shares, in each case in accordance with the Exchangeable Share Provisions;

     (c) advise ACTsub sufficiently in advance of the declaration by ACT of any dividend on shares of ACT Common Stock and take all such other actions as are necessary, in cooperation with ACTsub, to ensure that the declaration date, record date and payment date for any dividend on the Exchangeable Shares shall be the same as the declaration date, record date, and payment date for the corresponding dividend on shares of ACT Common Stock and such dates in respect of dividends on the Exchangeable Shares shall be in accordance with any requirement of the Exchangeable Share Provisions;



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     (d) ensure that the record date for any dividend  declared on shares of ACT
Common  Stock,  ACT  Common  Stock  Reorganization,   Rights  Offering,  Special
Distribution or Capital Reorganization is not less than ten (10) Business Days after the declaration date for such dividend or effective date of such ACT Common Stock Reorganization, Rights Offering, Special Distribution or Capital Reorganization;

     (e) take all such actions and do all such things as are necessary or desirable to enable and permit ACTsub, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount in respect of each issued and outstanding Exchangeable Share upon the liquidation, dissolution or winding-up of ACTsub, including without limitation all such actions and all such things as are necessary or desirable to enable and permit ACTsub to cause to be delivered shares of ACT Common Stock to the holders of Exchangeable Shares in satisfaction of the Liquidation Amount for each such Exchangeable Share, in accordance with the provisions of Article 4 of the Exchangeable Share Provisions;

     (f) take all such actions and do all such things as are necessary or desirable to enable and permit ACTsub, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Retraction Price and the Redemption Price, including without limitation all such actions and all such things as are necessary or desirable to enable and permit ACTsub to cause to be delivered shares of ACT Common Stock to the holders of Exchangeable Shares, upon the retraction or redemption of the Exchangeable
Shares in accordance with the provisions of Article 5 or Article 6 of the Exchangeable Share Provisions, as the case may be;

     (g) not exercise its vote as a shareholder of ACTsub to initiate, consent to or approve the voluntary liquidation, dissolution or winding-up of ACTsub nor take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding-up of ACTsub; and

     (h) not exercise its vote as a shareholder of ACTsub to authorize the continuance or other transfer of the corporate existence of ACTsub to any jurisdiction outside Canada.

2.2 Segregation of Funds. ACT will cause ACTsub to deposit a sufficient amount of funds in a separate account and segregate a sufficient amount of such assets and other property as is necessary to enable ACTsub to pay or otherwise satisfy the applicable dividends, Liquidation Amount, Retraction Price or Redemption Price, in each case for the benefit of holders from time to time of the Exchangeable Shares and will cause ACTsub to use such funds, assets and other property so segregated exclusively for the payment of dividends and the payment or other satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price, as applicable, in each case in accordance with the Exchangeable Share Provisions.



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2.3  Reservation  of Shares of ACT  Common  Stock.  ACT  hereby  represents  and warrants that it has irrevocably reserved for issuance out of its authorized and unissued capital stock such number of shares of ACT Common Stock as is equal to the number of Exchangeable Shares outstanding immediately following the Closing Date and covenants that at all times in the future while any Exchangeable Shares are outstanding it will keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of shares of ACT Common Stock (or other shares or securities into which ACT Common Stock may be reclassified or changed) as is necessary to enable shares of ACT and ACTsub to
perform  their   respective   obligations   pursuant  to  this  agreement,   the
Exchangeable Share Provisions and the Exchange Agreement.

2.4 Notification of Certain Events. In order to assist ACT to comply with its obligations hereunder, ACTsub will give ACT notice of each of the following events at the time set forth below:

     (a) in the event of any determination by the Board of Directors of ACTsub to institute voluntary liquidation, dissolution or winding up proceedings with respect to ACTsub or to effect any other distribution of the assets of ACTsub among its shareholders for the purpose of winding up its affairs at least sixty
(60) days prior to the proposed effective date of such liquidation, dissolution, winding up or other distribution;

     (b) immediately, upon the earlier of (i) receipt by ACTsub of notice of, and (ii) ACTsub otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding up of ACTsub or to effect any other distribution of the assets of ACTsub among its shareholders for the purpose of winding up its affairs;

     (c) immediately, upon receipt by ACTsub of a Retraction Request; and

     (d) at least one hundred thirty (130) days prior to any accelerated automatic redemption date determined by the Board of Directors of ACTsub in accordance with the Exchangeable Share Provisions.

2.5 Delivery of ACT Common Stock. In furtherance of its obligations under subsections 2.1(a) and (b) hereof, upon notice of any event that requires ACTsub to cause to be delivered ACT Common Stock to any holder of Exchangeable Shares, ACT shall forthwith issue and deliver the requisite shares of ACT Common Stock to or to the order of the former holder of the surrendered Exchangeable Shares, as ACTsub shall direct. All such shares of ACT Common Stock shall be duly issued as fully paid and non-assessable and shall be free and clear of any Liens as that term is defined in the Reorganization Agreement. In consideration of the issuance of each of such shares of ACT Common Stock by ACT, ACTsub shall issue to ACT, or as ACT shall direct, such number of common shares of ACTsub as is equal to the fair market value of such ACT Common Stock.



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

2.6 Tender Offers, Etc. In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to ACT Common Stock (an "Offer") is proposed by ACT or is proposed to ACT or its stockholders and is recommended by the Board of Directors of ACT or is otherwise effected or to be effected with the consent or approval of the Board of Directors of ACT, ACT will use all commercially reasonable efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares to participate in such Offer to the same extent and on an economically equivalent basis as the holders of ACT Common Stock, without discrimination. Without limiting the generality of the foregoing, ACT will use all commercially reasonable efforts expeditiously and in good faith to ensure that holders of Exchangeable Shares may participate in all such Offers without being required to retract Exchangeable Shares as against ACTsub (or, if so required, to ensure that any such retraction shall be effective only upon, and shall be conditional upon, the closing of the Offer and only to the extent necessary to tender or deposit to the Offer).

2.7 Ownership of Outstanding Shares. ACT covenants and agrees in favour of ACTsub that, as long as any outstanding Exchangeable Shares are owned by any person or entity other than ACT or any of it Affiliates, ACT will be and remain the direct or indirect beneficial owner of all issued and outstanding shares in the capital of ACTsub (other than Exchangeable Shares) and all outstanding securities of ACTsub carrying or otherwise entitled to voting rights in any circumstances (other than Exchangeable Shares), unless ACT shall have obtained the prior approval of ACTsub and the holders of the Exchangeable Shares given in accordance with Sections 2.7.2 and 3.7.2 of the Exchangeable Share Provisions.

2.8 ACT Not To Vote Exchangeable Shares. ACT covenants and agrees that it will appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by ACT and its Affiliates for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. ACT further covenants and agrees that it will not, and will cause its Affiliates not to, exercise any voting rights that may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Exchangeable Share Provisions or pursuant to the provisions of the OBCA with respect to any Exchangeable Shares held by it or by its Affiliates in respect of any matter considered at any meeting of holders of Exchangeable Shares, including without limitation any approval to be given by holders of Exchangeable Shares pursuant to Sections 2.7.2 and 3.7.2 of the Exchangeable Share Provisions.

2.9 Economic Equivalence. ACT hereby acknowledges that it will be bound by any determination of economic equivalence made by the Board of Directors of the ACTsub pursuant to Article 4 of the Exchangeable Share Provisions.



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                                    ARTICLE 3

                                     GENERAL

3.1 Term. This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as there are no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) held by any party.

3.2 Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby and this Agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

3.3 Waivers Only in Writing. No waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by both of the parties hereto.

3.4 Enurement. This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns.

3.5 Notices to Parties. All notices and other communications between the parties shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for either such party as shall be specified in like notice):

To ACT and                 Applied Cellular Technology, Inc.
ACTsub                     400 Royal Palm Way
                           Suite 410
                           Palm Beach, FL
                           33480, U.S.A.
                           Fax No. (561) 366-0002

with copies to:            Ann Watterworth
                           Cassels Brock & Blackwell
                           Suite 2100
                           40 King Street West
                           Toronto, Canada
                           M5H 3C2
                           Fax No. (416) 869-5484


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

to:                         Miriam Kavanagh
                            Nobbs, Woods & Clark
                            70 University Avenue
                            Suite 250
                            Toronto, Ontario  M5J 2M4
                            Fax No.(416) 977-2895


and to:                    Paul D. Creme, Esq.
                           Merra, Kanakis, Creme & Mellor, P.C.
                           60 Main Street
                           Nashua, NH  03060
                           Fax No. (603) 883-0750

3.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

3.7 Jurisdiction. This Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

3.8 Attornment. ACT agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment of the said courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and hereby appoints the Acquiree at its registered office as ACT's attorney for service of process.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                        APPLIED CELLULAR TECHNOLOGY, INC.


                                        Per:  ------------------------------
                                               Garrett A. Sullivan
                                               Its duly authorized President



                                        ACT-GFX CANADA, INC.

                                        Per:  ------------------------------


                                        Per:  ------------------------------ c/s